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                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
HotJobs.com, Ltd.:

We consent to incorporation by reference in the registration statement on Form S-8 of HotJobs.com, Ltd. of our report dated February 7, 2000, relating to the consolidated balance sheets of HotJobs.com, Ltd. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998 and for the period from February 20, 1997 (inception) to December 31, 1997, which report appears in the December 31, 1999, annual report on Form 10-K of HotJobs.com, Ltd.

                                                /s/ KPMG LLP
New York, New York
June 9, 2000